Exhibit 10.1

AMENDMENT TO THE
EMERSON ELECTRIC CO. 2006 INCENTIVE SHARES PLAN

WHEREAS, Emerson Electric Co. (“Company”) previously adopted the Emerson Electric Co. 2006 Incentive Shares Plan ( “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authority to amend the Plan pursuant to Section 13 therein;

WHEREAS, effective January 1, 2008, the Company desires to amend the Plan solely for the purpose of clarifying its compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) relating to the exception for performance based compensation; and

NOW THEREFORE, effective January 1, 2008, Section 8 of the Plan is deleted in its entirety and replaced with the following:

8.  CONDITIONS TO PAYMENTS. Except as otherwise herein provided or determined by the Committee, a Participant, in order to be entitled to receive any payment on Performance Shares awarded, must be in the employ of the Company or a subsidiary or affiliate of the Company (or a subsidiary of a subsidiary or affiliate) on the expiration of the relevant performance period and upon the date of payment (or the date payment would have otherwise occurred but for a deferral election), and must have been continuously in the employ of the Company or a subsidiary or affiliate (or a subsidiary of a subsidiary or affiliate) from the date of the award of the Performance Shares except for leaves of absence which may be approved by the Committee. No vested interest in any payment under the Shares shall accrue during the term of the performance period and no payment in respect of the Shares shall be required to be made to any Participant whose employment with the Company or a subsidiary or affiliate (or a subsidiary of a subsidiary or affiliate) is terminated, with or without cause, prior to the time such Participant is entitled or would have otherwise been entitled to receive a distribution hereunder but for a deferral election; provided, however, (a) that if a Participant in the Plan retires upon the attainment of age 65 prior to the time such Participant is to receive distribution (or would have received such distribution but for a deferral election) on any Performance Shares awarded, the amount of payment to such Participant shall be pro-rated in such manner as the Committee shall reasonably determine, and (b) that the Committee, in its absolute discretion, may provide for such pro-rata or other payment (or no payment), as it may determine, to a Participant whose employment terminates (on account of death, disability or otherwise) prior to the time the Participant is entitled to receive distribution of Performance Shares and prior to the Participant's retirement at age 65; provided, however, that any such distribution shall be subject to any deferral election in effect and the provisions of Section 7 hereof. In no event shall a Participant who is a “covered employee”, as defined under Section 162(m) of the Internal Revenue Code, and whose employment terminates due to reasons other than death, disability or a change of ownership or control receive a pro-rata or other payment in the Committee’s sole discretion under this Section 8 unless the applicable performance objectives have been met. If termination is on account of death, the Committee may provide for payment of any distribution it authorizes to the Participant's surviving spouse, heirs or estate, as the Committee may determine.

Approved by the Compensation Committee of the Board of Directors on the 5th day of May, 2008.